UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2011

POWERSECURE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina 27587

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2011, PowerSecure International, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Credit Agreement with Citibank, N.A. (“Citibank”) and Branch Banking and Trust Company in their capacity as lenders (the “Lenders”), and Citibank, in its capacity as the administrative agent (the “Agent”). The purpose of the Amended and Restated Credit Agreement was to amend and restate the terms of the Company’s credit facility (“Credit Facility”) in order to reflect the significant cash resources received by the Company from the sale of non-core assets during 2011. The Amended and Restated Credit Agreement eliminates four financial covenants under the Credit Facility. The Credit Facility is backed by a syndicate which includes Citibank, as both administrative agent and lead lender, and BB&T. As of the date of this Report, the Company had no funds drawn on the Credit Facility.

The Restated Credit Agreement amends and restates that certain Credit Agreement, dated as of August 23, 2007 and previously amended on January 17, 2008, April 18, 2008, November 12, 2008, November 9, 2010, January 11, 2011 and November 17, 2011 (as amended and restated, the “Credit Agreement”), among the Company, the Lenders and the Agent, to (i) modify certain terms and conditions of the Credit Agreement, including eliminating and modifying certain financial covenants of the Company, (ii) decrease the aggregate revolving commitments from $25 million to $20 million; (iii) provide for a four year term loan of up to $2.6 million; and (iv) extend the maturity date of the revolving portion of the Credit Facility by one year to November 12, 2014.

As amended and restated, the Credit Agreement provides for a $20 million senior, first-priority secured revolving Credit Facility that has been guaranteed by all active subsidiaries of the Company (the “Active Subsidiaries”) and secured by the assets of the Company and the Active Subsidiaries. At December 21, 2011, the Company had no balance outstanding under the Credit Facility.

The Credit Agreement, as amended and restated, also provides for a four year term loan of up to $2.6 million by the Lenders to the Company, to be secured by certain real property of the Company. The Company expects to complete the term loan in January 2012, subject to customary real estate closing conditions. Such term loan would be under the Credit Agreement, and thus upon the same terms and conditions including covenants and interest rates, except that the Company would be required to make quarterly principal repayments on the term of the term loan based on a 15 year amortization schedule with the remaining outstanding principal balance due and payable on November 12, 2016.

The Company has used, and intends to continue to use, the proceeds available under the Credit Facility to finance its recurring revenue projects as well as to finance capital expenditures, working capital, and for general corporate purposes. The Credit Facility, as a revolving credit facility, will mature and terminate on November 12, 2014, which is an extension of one year under the Credit Agreement as amended and restated. However, the Company has the option prior to that maturity date to convert a portion of outstanding principal balance thereunder, in an amount not to exceed the present value of estimated annual contract revenues receivable under the initial term of contracts for certain recurring revenue projects where the Company builds and provides power units and equipment on the customer’s site but retains ownership of that equipment, into a non-revolving term loan for a two year period expiring November 12, 2016, making quarterly payments based upon a four year fully amortized basis.

Outstanding balances under the Credit Facility (including under the term loan) bear interest, at the Company’s discretion, at either the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U. S. Dollars plus an applicable margin, which is on a sliding scale ranging from 2.00% to 3.25% based upon the Company’s leverage ratio, or at the Agent’s alternate base rate of the Agent plus an applicable margin, on a sliding scale ranging from 0.25% to 1.50% based upon the Company’s leverage ratio. The Company’s leverage ratio is the ratio of its funded indebtedness as of a given date, net of the Company’s cash on hand in excess of $5 million, to its consolidated EBITDA, as defined in the Credit Agreement (“EBITDA”), for the four consecutive fiscal quarters ending on such date. The Agent’s alternate base rate is equal to the higher of the Federal Funds Rate as published by the Federal Reserve of New York plus 0.50%, the Agent’s prime commercial lending rate and 30 day LIBOR plus 1.00%.

The Credit Facility is not subject to any borrowing base computations or limitations, but does contain certain financial covenants by the Company, which were modified in the amendment and restatement. The financial covenants relating the Company’s maximum leverage ratio, minimum asset coverage ratio, maximum debt to worth ratio and minimum cash reserve requirement were eliminated, except that the Company’s leverage ratio will be used in determining the interest rate on outstanding indebtedness, as discussed above. Under the Credit Agreement, as amended and restated, if cash on hand does not exceed funded indebtedness by at least $5 million, then the Company’s minimum fixed charge coverage ratio must be in excess of 1.25, where the fixed charge coverage ratio is defined as the ratio of the aggregate of the Company’s trailing 12 month consolidated EBITDA plus its lease or rent expense minus its taxes based on income and payable in cash, divided by the sum of the Company’s consolidated interest charges plus its lease or rent expenses plus its scheduled principal payments and dividends, computed over the previous period. In addition, the Company is required to maintain a minimum consolidated tangible net worth, computed on a quarterly basis, of not less than the sum of $80 million, plus an amount equal to 50% of its net income each fiscal commencing January 1, 2012, with no reduction for any net loss in any fiscal year, plus 100% of any equity it raises through the sale of equity interests, less the amount of any non-cash charges or losses. Also, the Company’s ratio of its funded indebtedness to its capitalization, computed as funded indebtedness divided by the sum of funded indebtedness plus stockholders equity, cannot exceed 25%. As of December 21, 2011, the Company was in compliance with these financial covenants.

Under the Credit Agreement, upon the sale of any of the assets of the Company or its subsidiaries other than in the ordinary course of business or the public or private sale of any equity or debt of the Company or its subsidiaries other than equity issuances where the aggregate net equity proceeds do not exceed $15 million, the Company is required to use the net proceeds thereof to repay any indebtedness then outstanding under the Credit Facility.

The Credit Agreement contains customary events of default which were not modified in connection with the amendment and restatement, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain bankruptcy or insolvency events, judgment defaults and certain ERISA-related events, which were not modified by the amendment and restatement.

The obligations of the Company under the Credit Facility are secured by guarantees (“Guarantees”) and security agreements (the “Security Agreements”) by each of the Company’s Active Subsidiaries, including PowerSecure, Inc. and its subsidiaries. The Guarantees guaranty all of the obligations of the Company under the Credit Facility, and the Security Agreements grant to the Lenders a first priority security interest in virtually all of the assets of each of the parties to the Credit Agreement. The amendment and restatement of the Credit Agreement did not modify the terms or conditions of the Security Agreements or Guarantees, which were ratified and confirmed by the Active Guarantors as being in full force and effect after such amendment and restatement pursuant to a Confirmation Agreement, dated December 21, 2011, among the Company, the Active Subsidiaries and the Agent.

The foregoing descriptions of the Credit Facility and the Credit Agreement, as amended and restated, do not purport to be a complete statement of the parties’ rights and obligations under such documents, and is qualified in its entirety by reference to the text of the Credit Agreement and the exhibits thereto, which are exhibits hereto and incorporated herein by this reference.

The Company announced this amendment and restatement of its Credit Facility in a press release issued by the Company on December 27, 2011, which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Credit Agreement, dated as of December 21, 2011, among PowerSecure International, Inc., as borrower, Citibank, N.A., as administrative agent and lender, and Branch Banking and Trust Company, as lender. (Filed herewith.)

10.2	Form of Security Agreement, dated as of August 23, 2007, by each of PowerSecure International, Inc. and its active subsidiaries in favor of Citibank, N.A., as administrative agent, as secured party. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 24, 2007.)

10.3	Form of Guaranty, dated as of August 23, 2007, by each active subsidiary of PowerSecure International, Inc. in favor of Citibank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 24, 2007.)

10.4	Confirmation Agreement, dated as of December 21, 2011, among PowerSecure International, Inc. and its active subsidiaries and Citibank, N.A., as administrative agent. (Filed herewith.)

99.1	Press Release of PowerSecure International, Inc., issued December 27, 2011, announcing the amendment of the Citibank credit facility and the new term credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

	By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: December 27, 2011

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